FORM OF
PLAN OF ACQUISITION
Edge MidCap Fund and MidCap Fund
The Board of Directors (the “Board”) of Principal Funds, Inc., a Maryland corporation (“PFI”), deems it advisable that the MidCap Fund, a series of PFI (“MidCap”), acquire all of the assets of the Edge MidCap Fund, a series of PFI (“Edge MidCap”), in exchange for the assumption by MidCap of all of the liabilities of Edge MidCap and for shares issued by MidCap, which are thereafter to be distributed by Edge MidCap pro rata to its shareholders in complete liquidation and termination of Edge MidCap and in exchange for all of Edge MidCap’s outstanding shares.
Edge MidCap will transfer to MidCap, and MidCap will acquire from Edge MidCap, all of the assets of Edge MidCap on the Closing Date, as defined below, and will assume from Edge MidCap all of the liabilities of Edge MidCap in exchange for the issuance of the number and class of shares of MidCap determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of Edge MidCap of the corresponding class in complete liquidation and termination of Edge MidCap and in exchange for all of Edge MidCap's outstanding Class A, Institutional Class, and Class R-6 shares. Edge MidCap will not issue, sell, or transfer any of its shares after the Closing Date, and only redemption requests received by Edge MidCap in proper form prior to the Closing Date shall be fulfilled by Edge MidCap. Redemption requests received by Edge MidCap thereafter will be treated as requests for redemption of those shares of MidCap allocable to the shareholder in question.
Edge MidCap will declare, and MidCap may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends that, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.
On the Closing Date, MidCap will issue to Edge MidCap a number of full and fractional Class A, Institutional Class, and Class R-6 shares of MidCap, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of the corresponding share class of Edge MidCap. The aggregate value of the net assets of Edge MidCap and MidCap shall be determined in accordance with the then-current Prospectus of PFI as of close of regularly scheduled trading on the New York Stock Exchange (“NYSE”) on the Closing Date.
The closing of the transactions contemplated in this Plan of Acquisition (the “Plan”) shall be held at the offices of Principal Global Investors, LLC (“PGI”), 711 High Street, Des Moines, Iowa 50392 on or about the close of regularly scheduled trading on the NYSE (normally 3:00 p.m., Central Time) on ______________, 2025, or on such other date as PFI management may determine (the “Closing”). The date on which the Closing is to be held as provided in this Plan shall be known as the “Closing Date.”
In the event that on the Closing Date (a) the NYSE is closed for other than customary weekend and holiday closings or (b) trading on the NYSE is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for MidCap or Edge MidCap to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.

As soon as practicable after the Closing, Edge MidCap shall (a) distribute on a pro rata basis to the Class A, Institutional Class, and Class R-6 shareholders of record of Edge MidCap at the close of business on the Closing Date the shares of MidCap of the corresponding class received by Edge MidCap at the Closing in exchange for all of Edge MidCap's outstanding shares, and (b) be liquidated in accordance with applicable law and PFI’s Articles of Incorporation.
For purposes of the distribution of shares of MidCap to shareholders of Edge MidCap, MidCap shall credit its books an appropriate number and class of its shares to the account of each shareholder of Edge MidCap. No certificates will be issued for shares of MidCap. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of Edge MidCap, shall be deemed for all purposes of PFI’s Articles of Incorporation and Bylaws to evidence the appropriate number and class of shares of MidCap to be credited on the books of MidCap in respect of such shares of Edge MidCap as provided above.
Edge MidCap will, within a reasonable period of time before the Closing Date, furnish MidCap with a list of Edge MidCap’s portfolio securities and other investments. MidCap will, within a reasonable period of time before the Closing Date, identify the securities, if any, on Edge MidCap's list referred to in the foregoing sentence that MidCap wishes to receive from Edge MidCap and otherwise how MidCap wishes Edge MidCap’s portfolio to be repositioned prior to the Closing in accordance with MidCap’s investment objective, policies, and strategies. Edge MidCap, if requested by MidCap, will reposition its portfolio as directed by MidCap prior to the Closing. In addition, if it is determined that the portfolios of Edge MidCap and MidCap, when aggregated, would contain investments exceeding certain percentage limitations applicable to MidCap with respect to such investments, Edge MidCap, if requested by MidCap, will dispose of a sufficient amount of such investments as may be necessary to avoid violating such limitations as of the Closing. Notwithstanding the foregoing, nothing herein will require Edge MidCap to dispose of or purchase any investments or securities if, in the reasonable judgment of the Board or PGI, the investment advisor to Edge MidCap and MidCap, such disposition would adversely affect the status of the transactions contemplated in this Plan as a “reorganization,” as such term is used in Section 368(a) of the Internal Revenue Code of 1986, as amended, or would otherwise not be in the best interests of Edge MidCap.
Prior to the Closing Date, Edge MidCap shall deliver to MidCap a list setting forth the assets to be assigned, delivered, and transferred to MidCap, including the securities then owned by Edge MidCap and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by MidCap pursuant to this Plan.
All of Edge MidCap’s portfolio securities shall be delivered by Edge MidCap’s custodian on the Closing Date to MidCap or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment Company Act of 1940, as amended, transferred to an account in the name of MidCap or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from Edge MidCap’s account at its custodian to MidCap’s account at its custodian. If on the Closing Date Edge MidCap is unable to make good delivery to MidCap’s custodian of any of Edge MidCap’s portfolio securities because such securities have not yet been delivered to Edge MidCap’s custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and Edge MidCap shall deliver to MidCap’s custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to MidCap, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers’ confirmations, as may be reasonably required by MidCap.

This Plan may be abandoned and terminated, whether before or after notification to the shareholders of Edge MidCap, if the Board believes that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either fund. This Plan may be amended by the Board at any time, except that after notification to the shareholders of Edge MidCap, no amendment may be made with respect to the Plan that in the opinion of the Board materially adversely affects the interests of the shareholders of Edge MidCap.
Except as expressly provided otherwise in this Plan, PGI will pay or cause to be paid all out-of-pocket fees and direct expenses incurred in connection with the transactions contemplated under this Plan, including, but not limited to, accountants’ fees, legal fees, registration fees, and printing expenses.
This Plan may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party agrees that electronic signatures of the parties included in this Plan are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.
Remainder of Page Intentionally Blank

IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed as of the _____ day of ____________, 2025.

PRINCIPAL FUNDS, INC. on behalf of the following Acquired Fund: Edge MidCap Fund

By:
Name:	George Djurasovic
Title:	Vice President and General Counsel

PRINCIPAL FUNDS, INC. on behalf of the following Acquiring Fund: MidCap Fund

By:
Name:	Adam U. Shaikh
Title:	Vice President, Assistant General Counsel, and Assistant Secretary

PRINCIPAL GLOBAL INVESTORS, LLC
(solely in connection with the payment of expenses)

By:
Name:	Adam U. Shaikh
Title:	Associate General Counsel
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